EX 99.1

NEWS RELEASE

Contact: FTI Consulting

Julie Prozeller / Amy Pesante

(212) 850-5600

FOR IMMEDIATE RELEASE

DFC GLOBAL CORP. ANNOUNCES FISCAL FIRST QUARTER RESULTS
REVENUE INCREASED 5.8% TO A RECORD $276.7 MILLION;
COMPANY ENHANCES INFRASTRUCTURE TO POSITION ITSELF FOR LONG-TERM GROWTH;
ENTERS CZECH REPUBLIC WITH LAUNCH OF INTERNET LOAN PRODUCT

BERWYN, Pennsylvania, October 25, 2012 – DFC Global Corp. (NASDAQ:DLLR — News), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced its results for the fiscal first quarter ended September 30, 2012.

Fiscal Year 2013 First Quarter Highlights

•	Total consolidated revenue grew to a record $276.7 million for the quarter, an increase of $15.1 million, or 5.8%, compared to the three months ended September 30, 2011. On a constant currency basis, total consolidated revenue increased by $21.2 million, or 8.1%.

•	Total unsecured consumer lending revenue increased to $178.6 million for the quarter, representing an increase of $25.5 million, or 16.2%, on a constant currency basis compared to the prior year period. Revenue from internet-based loans grew to $75.5 million for the quarter, representing an increase of $18.6 million, or 31.4%, on a constant currency basis compared to the prior year period.

•	Total revenue from pawn lending decreased by 1.3% to $19.7 million for the three months ended September 30, 2012, on a constant currency basis compared to the prior year period, due to a decline in the price of gold which resulted in lower auction and scrap margins on un-redeemed pawn pledges during the quarter.

•	Reflecting significant investments incurred during the quarter to support future period expansion and growth, as well as additional operating expenses related to a large number of recently opened de novo stores in the United Kingdom, consolidated adjusted EBITDA was $72.9 million for the three months ended September 30, 2012, representing a decrease of $1.6 million, or 2.1%, compared to the prior year period. On a constant currency basis, consolidated adjusted EBITDA increased by $0.1 million during the same period.

•	Diluted operating earnings per share was $0.47 for the fiscal 2013 first quarter compared to $0.52 for the first quarter of the previous fiscal year.

•	The Company opened 23 de novo stores during the quarter across the United Kingdom, Canada, Poland and Spain, and acquired 19 competitor stores in the United Kingdom and 2 franchise stores in Canada.

Discussion on Currency Exchange Rates

The U.S. Dollar strengthened during the quarter compared to the prior year period with the average values of the Canadian Dollar and British Pound Sterling decreasing approximately 2% relative to the U.S. currency. In addition, the average value of the Euro declined by 11% compared to the U.S. Dollar during the same period. Consequently, fluctuations in currency rates had an unfavorable effect on year-over-year U.S. Dollar comparisons of the Company’s consolidated financial results. As a result, the Company is providing some country comparisons on a constant currency basis.

Fiscal 2013 First Quarter Overview
Commenting on the quarter ended September 30, 2012, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “As previously indicated, we made a number of strategic investments during the quarter to support the future expansion and growth of our business. We substantially increased our collections and customer service staff and related collections technology capabilities to support the rapid growth of our internet lending business in the United Kingdom and Europe. These necessary investments ensure that we are well positioned to support the anticipated growth of our existing internet lending business, as well as the expansion of our internet lending platform into new countries. Consistent with this strategy, I am pleased to announce that earlier this month we launched our internet loan offering in the Czech Republic, leveraging the technology platform and back-office support capabilities that we acquired through our purchase of Risicum, the internet business based in Finland. This is the same platform we utilized to introduce an internet loan product in Poland in February 2012, the growth of which has exceeded our expectations thus far as we continue to experience strong loan demand in that country. We believe the Czech Republic, which has a favorable regulatory environment and strong ALICE (Asset Limited, Income Constrained, Employed) and ARTI (Asset Rich, Temporarily Illiquid) demographics, is another attractive market for our products. With a scalable internet lending platform, as illustrated by our entry into Poland and now the Czech Republic, we intend to expand into additional countries in Europe in the near future.

“During the quarter, we also invested in strengthening the management infrastructure of our European pawn lending headquarters in London, to support the continued growth of our secured pawn lending business in existing and new countries within Europe. In addition to coordinating the development of our Scandinavia, Poland and Spain de novo store build programs, this group is charged with evaluating and pursuing a robust acquisition pipeline of pawn lending store chains in our current European markets, and potential new countries in Europe as well. Furthermore, we also expanded our business development team in the United Kingdom, which is responsible for developing, testing, and launching new products and services in that country. During the recently completed quarter, this group began testing longer-term internet-based installment loan products in the United Kingdom. Collectively, the costs of all these investments, which are being incurred in the first half of the current fiscal year, are anticipated to translate into additional revenue and earnings as we move into the second half of the current fiscal year ending June 30, 2013.”

Jeff Weiss concluded, “The investments we are making today support our goal to be the leading global provider of diversified financial services to the ALICE and ARTI demographics. We expect to achieve this objective through our near-term growth strategy, which is based on three principal elements. First, we intend to continue opening de novo stores in our European business units, as these countries have the least number of retail financial services stores in relation to the under-banked population as compared to the U.S. and Canada. Second, we look to leverage and extend our existing internet lending platforms into new countries principally in Europe, in order to access the growing numbers of ALICE customers in those markets. Third, we plan to continue acquiring small pawn lending store chains in current and new countries in Europe augmented by de novo store development, to solidify our position as the leading pawn lender to the ALICE and ARTI populations in Europe. Overall, we believe this strategy should further insulate our business from potential unfavorable regulatory activities in any one jurisdiction, while providing a pathway for long-term shareholder value as the new businesses and markets we acquire and develop are expected to provide the next generation of growth for our Company.”

Fiscal 2013 First Quarter Business Update
The Company achieved record revenue of $276.7 million for the quarter, representing an increase of $21.2 million, or 8.1%, on a constant currency basis compared to the three months ended September 30, 2011. Total unsecured consumer lending revenue increased by $25.5 million on a constant currency basis, or 16.2%, over the prior year period. Of this amount, revenue from internet-based loans grew to $75.5 million for the quarter, representing an increase of $18.6 million, or 31.4%, on a constant currency basis compared to the prior year period. Secured pawn lending contributed $19.7 million of total revenue for the quarter, decreasing by 1.3% compared to the prior year period, excluding the impact of currency exchange rates. Total revenue from secured pawn lending, which is primarily derived from loans secured by gold jewelry, was unfavorably impacted by lower margins on the liquidation of unredeemed pawn pledges, as a result of a decline in the price of gold relative to when the collateral was initially pawned. The total pawn loan book for the Company grew to $162.9 million at the end of the quarter compared to $137.0 million as of September 30, 2011, representing an increase of 18.9%. On a sequential quarter basis, compared to June 30, 2012, the total pawn loan book for the Company increased by 5.8%, which should bode well for pawn interest growth in the next fiscal quarter.

Total consolidated revenue in the United Kingdom increased by £10.7 million, or 14.2%, for the quarter compared to the three months ended September 30, 2011. Total unsecured consumer lending revenue grew by £10.7 million, or 21.0%, for the three months ended September 30, 2012, compared to the first quarter of the prior fiscal year, reflecting additional revenue from the Company’s internet lending business, as well as continued growth of its store-based business. Revenue from internet lending in the United Kingdom increased to £40.3 million for the quarter ended September 30, 2012, compared to £31.3 million for the prior year’s fiscal first quarter, representing growth of 28.9%. The U.K. secured pawn lending business contributed £6.9 million of total revenue for the quarter compared to £6.8 million for the prior year period, and was unfavorably impacted by lower margins on the liquidation of un-redeemed pledges.

Total consolidated revenue in Canada increased by C$1.3 million, or 1.6%, over the prior year’s quarter. Total consumer lending revenue increased by C$4.4 million, or 9.6%, during the quarter compared to the first quarter of the previous fiscal year. The recently developed internet lending channel in Canada generated C$2.3 million of total revenue for the quarter compared to C$1.7 million for the three months ended June 30, 2012, representing 32.6% growth on a sequential quarter basis.

With respect to the Company’s other business units, pawn lending in Sweden and Finland, which was negatively impacted by a decline in the price of gold, contributed $8.8 million of total revenue for the three months ended September 30, 2012, which was $0.4 million lower than the prior year period on a constant currency basis. Internet lending in Scandinavia contributed $9.1 million of total revenue during the quarter, increasing by $1.9 million, or 22.4%, on a constant currency basis, compared to the three months ended September 30, 2011. Total revenue for the Company’s Poland operations, which includes the recently launched internet lending product, increased by 60.7% for the quarter, on a constant currency basis, to $4.3 million for the three months ended September 30, 2012. Super Efectivo, the Spanish pawn lending and gold purchasing business, which the Company acquired in March 2012, contributed $1.6 million of total revenue during the quarter.

The consolidated loan loss provision, expressed as a percentage of gross consumer lending revenue, was 21.5% for the quarter ended September 30, 2012 compared to 20.8% for the three months ended June 30, 2012, and represents an aggregation of both store-based loans and a rapidly growing proportion of internet loans to new customers in the United Kingdom, Scandinavia, Canada and Poland. The Company’s internet lending businesses currently incur higher loan losses than its store-based businesses partly as a result of a faster growing base of new customers, which typically incur higher loan default rates. Looking to the future, and considering the anticipated continued greater growth of the Company’s global internet lending business relative to its store-based businesses, the Company expects the consolidated loan loss provision, expressed as a percentage of lending revenue, to continue to increase on a quarterly basis, but with overall profit margins for the internet lending business comparable to the existing store-based businesses. As a percentage of loan originations or principal lent, the consolidated loan loss provision for the quarter ended September 30, 2012 was 4.8%.

Fiscal 2013 First Quarter Financial Results

For the three months ended September 30, 2012, the Company incurred $7.1 million of net one-time non-cash charges, which include a $5.5 million intangible asset write down associated with the pending termination of the contract with the Company’s third-party national bank, which is currently the principal lender for its Military Installment Loan and Education Services, or MILES® program, an additional $2.7 million litigation provision, resulting from higher than expected claims from a legal settlement with the City of San Francisco in October 2011, partially offset by a $1.1 million net unrealized non-cash mark-to-market valuation gain predominantly related to the Company’s inter-company debt balances. Including the net one-time non-cash charges, income before income taxes on a GAAP basis was $17.4 million for the quarter compared to income before income taxes of $9.1 million for the first quarter of the previous fiscal year, resulting in reported net income of $8.6 million for the quarter compared to a net loss of $1.8 million for the first quarter of the previous fiscal year. Likewise, diluted earnings per share on a GAAP basis was $0.19 for the fiscal 2013 first quarter, compared to a loss per share of $0.04 for the first quarter of the previous fiscal year.
The third-party national bank that currently funds the majority of the loans that are the basis of the Company’s branded Military Installment Loan and Education Services, or MILES® program, has sent a termination notice effective September 13, 2014, or two years from now. As the Company has previously disclosed, it is in discussions with potential lending partners that the Company believes will more competitively underwrite the MILES program loans. These discussions are in advanced stages, and the Company believes that these new lending arrangements will be in place later this fiscal year.

With respect to operating earnings, excluding the net non-recurring charges for both periods, the non-cash interest expense resulting from the accounting required by ASC 470-20, and the non-cash amortization associated with the legacy cross-currency interest rate swap agreements, pro forma income before income taxes decreased 13.8% to $30.6 million for the quarter, compared to $35.5 million for the three months ended September 30, 2011. Considering a pro forma effective income tax rate from operations of 32.0%, diluted operating earnings per share was $0.47 for the fiscal 2013 first quarter compared to $0.52 for the first quarter of the previous fiscal year, representing a decrease of 9.6%. A table reconciling pro forma income before income taxes and diluted operating earnings per share to GAAP basis income before income taxes and GAAP basis diluted earnings per share is included on page 11 of this News Release.

Company Liquidity

As of September 30, 2012, the Company had drawn $8.0 million of its $235.0 million global revolving credit facility. Furthermore, as of September 30, 2012, the Company had drawn £5.3 million of its £6.0 million credit facility in the United Kingdom, and had drawn SEK 50.0 million and EUR 15.9 million of its total SEK 125.0 million and EUR 18.8 million credit facilities in Scandinavia, in order to fund the growth of the pawn pledge book in the U.K. and Scandinavia, respectively.

The Company’s long-term debt structure principally consists of a $230.0 million tranche of senior convertible notes due 2017, a $44.8 million tranche of senior convertible notes due 2027, and a $120.0 million tranche of senior convertible notes due 2028. The Company has a $600.0 million tranche of senior unsecured notes that are not due until December 2016. In addition, there is a SEK 240.0 million (~$36.6 million) term loan in Sweden due July 2016.

Fiscal Year 2013 Outlook

Considering the continuing volatility of the U.S. Dollar principally in relation to the Canadian and United Kingdom currencies, which naturally affects the translation of the Company’s substantial international financial results into U.S. Dollars per GAAP, the Company is reaffirming its earnings guidance range for fiscal year 2013 of operating diluted earnings per share, which excludes any one-time charges or gains that may occur, the non-cash impact of ASC-470-20, and the non-cash amortization associated with the legacy cross-currency interest rate swap agreements, of between $2.35 and $2.55 per share.

Investors Conference Call

The Company will be holding an investor’s conference call on October 25, 2012 at 5:00 pm ET to discuss its results for the fiscal first quarter ended September 30, 2012. Investors can participate in the conference call by dialing (888) 200-2794 (U.S. and Canada) or (973) 935-8766 (International); use the confirmation code “Dollar”. Hosting the call will be Jeffrey A. Weiss, Chairman and CEO, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through November 8, 2012. If you wish to listen to the replay of this conference call, please dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (International) and enter passcode “37377463.”

The conference call will also be broadcast live through a link on the Investor Relations page on the Company’s web site at http://www.dfcglobalcorp.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About DFC Global Corp.

DFC Global Corp. is a leading international diversified financial services company serving primarily unbanked and under-banked consumers who, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. Through its over 1,400 retail storefront locations and multiple Internet, mobile phone and other remote platforms, the Company provides a variety of consumer financial products and services in nine countries across North America and Europe—the United Kingdom, Canada, the United States, Sweden, Finland, Poland, Spain, Czech Republic and the Republic of Ireland. The Company believes that its customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the range of financial services it offers, the convenience of its products, the multiple ways in which they may conduct business with the Company and its high-quality customer service.

The Company’s products and services, principally its short-term single-payment consumer loans, secured pawn loans, check cashing services and gold buying services, provide customers with immediate access to cash for living expenses or other needs. The Company strives to offer its customers additional high-value ancillary services, including Western Union® money order and money transfer products, foreign currency exchange, reloadable VISA® and MasterCard® prepaid debit cards and electronic tax filing. In addition to its core retail products, the Company also provides fee-based services in the United States to enlisted military personnel applying for loans to purchase new and used vehicles that are funded and serviced under agreements with third-party lenders through the Company’s branded Military Installment Loan and Education Services, or MILES® program.

The Company’s networks of retail locations in the United Kingdom and Canada are the largest of their kind by revenue in each of those countries. The Company believes it is also the largest pawn lender in Europe by loan portfolio. At September 30, 2012, the Company’s global retail operations consisted of 1,429 retail storefront locations, of which 1,385 are company-owned stores, conducting business primarily under the names The Money Shop®, Money Mart®, Insta-Cheques®, Suttons and Robertsons®, The Check Cashing Store®, Sefina®, Helsingin PanttiSM, Optima®, MoneyNow!®, and Super Efectivo®. In addition to its retail stores, the Company also offers Internet-based short-term single-payment consumer loans in the United Kingdom primarily under the brand names Payday Express® and PaydayUK®, in Canada under the Money Mart name, in Finland, Sweden, Poland and Czech Republic under the Risicum®, OK Money® and MoneyNow!® brand names. For more information, please visit the Company’s website at www.dfcglobalcorp.com.

Forward-Looking Statements
This news release contains forward-looking statements, including, among other things, statements regarding the following: pending or recent acquisitions and their expected benefits; the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates on reported operating results; the regulatory environment in Canada, the United Kingdom, the United States, Scandinavia and other countries; the impact of future development strategy, new stores and acquisitions; litigation matters; financing initiatives; the termination of our relationship with the third-party national bank that currently funds the majority of the MILES program loans and our discussions with potential replacement lenders; and the performance of new products and services. These forward-looking statements involve risks and uncertainties, including risks related to: the regulatory environments, including the review by the Consumer Financial Protection Bureau of our operations; current and potential future litigation; the identification of acquisition targets; the consummation of pending acquisitions; the integration and performance of acquired stores and businesses; the performance of new stores; the impact of debt and equity financing transactions; the results of certain ongoing income tax appeals; the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance; the effect of the termination of our relationship with the third-party national bank that currently funds the majority of the MILES program loans and our ability to replace such lending source on acceptable terms; and uncertainties related to the effects of changes in the value of the U.S. Dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully consummate pending acquisitions, successfully integrate and achieve anticipated synergies from any of its acquisitions, obtain acceptable financing, or attain its published guidance metrics, or that ongoing and potential future litigation or the various FDIC, Federal, state, U.K., Canadian, Scandinavia, European Union, or other foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” on the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended June 30, 2012. You should not place any undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding the Company’s results, the Company has also disclosed in this press release the following information which management believes provides useful information to investors:

•	Selected local currency results (the reported results for each country in their respective native currencies).

•	Constant currency results (the Company calculates constant currency operating results by comparing current period operating results with prior period operating results, with both periods converted at the currency exchange rates for the prior period).

•	Pro forma operating results excluding one-time and non-cash charges and credits and adjusted for pro forma effective income tax rates.

DFC GLOBAL CORP.
UNAUDITED CONSOLATED BALANCE SHEETS
(In millions)

	June 30,	September 30,
	2012	2012
Assets:
Cash and cash equivalents	$224.0	$220.4
Consumer loans, net:
Consumer loans	206.4	223.8
Less: Allowance for loan losses	(19.8)	(19.2)

Consumer loans, net	186.6	204.6
Pawn loans	153.9	162.9
Loans in default, net	29.6	36.4
Prepaid expenses and other current assets	83.8	82.8
Deferred tax assets, net	22.0	18.9
Property and equipment, net	120.6	127.6
Goodwill and other intangibles, net	902.8	923.8
Debt issuance costs, net and other assets	43.2	41.0

Total Assets	$1,766.5	$1,818.4

Liabilities:
Accounts and income taxes payable	$67.8	$72.6
Accrued expenses and other liabilities	152.4	159.1
Fair value of derivatives	11.2	36.5
Deferred tax liability	62.3	62.5
Revolving credit facilities and other short-term debt	73.7	60.7
Total long-term debt	938.9	944.8

Total Liabilities	1,306.3	1,336.2

Stockholders’ Equity:
Additional paid-in capital	491.5	494.4
Retained earnings (accumulated deficit)	(0.8)	7.8
Accumulated other comprehensive loss	(29.4)	(18.7)

Total DFC Global Corp. Stockholders’ Equity	461.3	483.5
Non-controlling interest	(1.1)	(1.3)

Total Stockholders’ Equity	460.2	482.2

Total Liabilities and Stockholders’ Equity	$1,766.5	$1,818.4

DFC GLOBAL CORP.
UNAUDITED CONSOLATED STATEMENTS OF OPERATIONS
(In millions except per share amounts)

	Three Months Ended
	September 30,
	2011	2012
Revenues:
Fees from consumer lending	$157.0	$178.6
Check cashing fees	36.2	32.7
Pawn service fees and sales	20.8	19.7
Purchased gold sales	15.9	14.2
Money transfer fees	9.6	9.5
Other	22.1	22.0

Total revenues	261.6	276.7

Operating expenses:
Salaries and benefits	53.8	58.5
Provision for loan losses	31.8	38.4
Occupancy costs	15.0	16.8
Advertising	14.0	15.6
Depreciation	5.2	6.6
Bank charges and armored carrier services	5.4	5.7
Maintenance and repairs	4.1	4.2
COGS — purchased gold	12.1	10.2
Other	23.5	26.5

Total operating expenses	164.9	182.5

Operating margin	96.7	94.2

Corporate and other expenses:
Corporate expenses	31.1	31.0
Interest expense, net	24.5	32.1
Other depreciation and amortization	6.4	6.6
Unrealized foreign exchange (gain) loss	42.4	(1.1)
(Gain) loss on derivatives not designated as hedges	(20.8)	-
Intangible asset impairment charge	-	5.5
Provision for litigation settlements	4.0	2.7

Income before income taxes (incl. non-controlling interest)	9.1	17.4
Income tax provision	10.9	8.8

Net income (loss)	$(1.8)	$8.6

Net income (loss) per share
Basic	$(0.04)	$0.20
Diluted	$(0.04)	$0.19
Weighted average shares outstanding
Basic	43.7	43.2
Diluted	43.7	44.4

Pro forma Net Income Reconciliation

Pro forma net income is not an item prepared in accordance with GAAP. The Company defines pro forma net income as net income adjusted to exclude one-time and non-cash charges and credits as described below, and diluted operating earnings per share as pro forma net income divided by weighted average diluted shares outstanding. The Company presents pro forma net income and diluted operating earnings per share as indications of its financial performance excluding one-time and other net non-cash charges and to show comparative results of its operations. Not all companies calculate pro forma net income or diluted operating earnings per share in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to pro forma net income (dollars in millions) and diluted operating earnings per share:

DFC GLOBAL CORP.
PRO FORMA NET INCOME (excluding one-time items & effects of ASC 470-20)
(In millions except per share amounts)

	Three Months Ended
	September 30,
	2011	2012
Income before income taxes (incl. non-controlling interest)	$9.1	$17.4
Pro forma adjustments:
Non-cash interest on convertible debt (ASC 470-20)	2.2	4.5
Unrealized foreign exchange (gain) loss	42.4	(1.1)
Non-cash impact of hedge ineffectiveness	(25.6)	-
Intangible asset impairment charge	-	5.5
Cross-currency swap amortization	1.7	1.6
Provision for litigation settlements	4.0	2.7
Acquisition costs expensed	1.1	0.4
Other items, net	0.6	(0.4)

Pro forma income before income taxes	35.5	30.6
Pro forma income taxes (33% for 2011; 32% for 2012)	11.7	9.8

Pro forma net income	$23.8	$20.8

Weighted average diluted shares outstanding	46.0	44.4

Diluted operating earnings per share	$0.52	$0.47

Diluted GAAP earnings (loss) per share	$(0.04)	$0.19

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not a financial measure prepared in accordance with GAAP. The Company defines Adjusted EBITDA as earnings before interest expense, income tax provision, depreciation and amortization, stock-based compensation expense, loss on store closings, litigation settlements, and other items described below. The Company presents Adjusted EBITDA as an indication of operating performance, as well as its ability to service its future debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether the Company’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in millions):

	Three Months Ended
	September 30,
	2011	2012
Income before income taxes (incl. non-controlling interest)	$9.1	$17.4
Add:
Depreciation and amortization	11.6	13.2
Interest expense, net	24.5	32.1
Stock based compensation expense	2.1	3.3
Unrealized foreign exchange (gain) loss	42.4	(1.1)
(Gain) loss on derivatives not designated as hedges	(20.8)	-
Intangible asset impairment charge	-	5.5
Provision for litigation settlements	4.0	2.7
Acquisition costs expensed	1.1	0.4
Other items, net	0.5	(0.6)

Adjusted EBITDA	$74.5	$72.9

DFC GLOBAL CORP.
UNAUDITED STORE DATA

	Three Months Ended
	September 30,
	2011	2012
De novo Store Builds
United States	—	—
Canada	1	4
United Kingdom	19	13
Poland	1	3
Spain	—	3
Sweden	—	—
Finland	—	—

Total	21	23

Acquired Stores
United States	—	-
Canada	2	2
United Kingdom	—	19
Poland	—	-
Spain	—	-
Sweden	—	-
Finland	—	-

Total	2	21

Closed Stores
United States	1	3
Canada	—	-
United Kingdom	1	1
Poland	—	-
Spain	—	-
Sweden	—	-
Finland	—	-

Total	2	4

Ending Company-Operated Stores
United States	311	301
Canada	458	480
United Kingdom	418	546
Poland	4	12
Spain	—	11
Sweden	16	22
Finland	12	13

Total Ending Company-Operated Stores	1,219	1,385

Ending Franchise/Agent Stores
Canada	20	12
U.K.	46	32

Total Ending Franchise/Agent Stores	66	44

Total Ending Store Count	1,285	1,429